EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Applauds Commerce Department’s
Preliminary Countervailing Duties Determination in Corrosion-Resistant Steel Trade Case
Preliminary Anti-Dumping Duties Determination Expected in December

West Chester, OH, November 3, 2015 - AK Steel (NYSE: AKS) said that it applauds the U.S. Department of Commerce’s preliminary determinations announced today that imports of corrosion-resistant steel (“CORE”) from China, India, Italy and South Korea are benefiting from unfair government subsidies and should be subject to counter-vailing duties. As a result, the Commerce Department will instruct U.S. Customs and Border Protection (“CBP”) to begin requiring U.S. importers of CORE from the following countries to deposit estimated counter-vailing duties at the time of importation as follows:

Country	Subsidy Rate
China	235.66 - 26.26 percent
India	7.71 - 2.85 percent
Italy	38.41 - 0.0 percent
South Korea	1.37 - 0.0 percent

With respect to Taiwan, the Commerce Department found that counter-vailable government subsidies were not in excess of the de minimus level of one percent.
The Commerce Department will next make preliminary anti-dumping determinations with respect to all five countries on or about December 21, 2015. Estimated anti-dumping duties resulting from those preliminary determinations by the Commerce Department are generally added to the estimated counter-vailing duties. AK Steel and the other petitioners have alleged anti-dumping duties ranging from 120.20 percent to 71.09 percent.
AK Steel also noted that on October 30, 2015 the Commerce Department reached affirmative preliminary critical circumstances findings with respect to certain foreign producers of CORE. As a result of this critical circumstances determination, the Commerce Department can impose counter-vailing duties retroactively beginning from August 4, 2015 (90 days prior to its preliminary determination on counter-vailing duties), on certain imports of CORE from China, Italy and South Korea.
The Commerce Department’s determinations follow the June 3, 2015 filing of anti-dumping and counter-vailing duty petitions by AK Steel and other domestic CORE producers.
“AK Steel is pleased that the Commerce Department has made a preliminary ruling that imports of corrosion-resistant steel are being unfairly subsidized,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “These determinations are an important step in ensuring that our foreign competitors play by the rules of fair trade. Action is urgently needed to counteract the significant injury that is being caused by unfairly traded imports.”
Mr. Wainscott added that the domestic steel industry has suffered lost sales and reduced profitability due to unfairly traded imports from these countries.

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The next step in the trade action will be the Commerce Department’s verification of factual information submitted by the foreign producers and their governments. There will then be an opportunity for parties to submit case and rebuttal briefs to the Commerce Department and to participate in a hearing. Following these events, the Commerce Department will issue its final determinations.
    CORE is steel sheet that has been coated or plated with a corrosion- or heat-resistant metal to prevent corrosion and thereby extend the service life of the products made from the steel. Steel coated with zinc, aluminum, or any of several zinc-aluminum alloys comprises most of the product at issue.
Based on these unique product characteristics, CORE is widely used in infrastructure and construction applications such as roofing, siding, hardware, roof and bridge decks, guard rails, and culverts. CORE is also used in the manufacture of automobiles, trucks, appliances, industrial equipment, and agricultural equipment.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.

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